Exhibit 99(a)(1)(i)

Offer to Purchase for Cash
by

of

Up to $65,000,000 Aggregate Principal Amount

of its Outstanding

2.875% Senior Subordinated Convertible Notes due 2010

at a Purchase Price Not Greater than $990.00

Nor Less than $982.50

Per $1,000 Principal Amount,

Plus Accrued and Unpaid Interest Thereon

THE OFFER, PRORATION PERIOD AND

WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 11, 2009,

UNLESS THE OFFER IS EXTENDED.

Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), up to $65,000,000 aggregate principal amount of our outstanding 2.875% Senior Subordinated Convertible Notes due September 30, 2010 (the “Notes”) at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $990.00 nor less than $982.50 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase at prices determined by the “Modified Dutch Auction” procedure described below.

Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for Notes validly tendered and not properly withdrawn from the Offer, taking into account the total amount of Notes tendered and the prices specified by tendering Note holders (“Holders”). We will select the lowest purchase price that will allow us to purchase $65,000,000 aggregate principal amount of our outstanding Notes or such lesser amount of Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $990.00 nor less than $982.50 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase (such purchase price, the “Purchase Price”). All Notes acquired in the Offer will be acquired at the same purchase price, including those Notes tendered at a price lower than the Purchase Price. Only Notes validly tendered at prices at or below the Purchase Price selected by us, and not properly withdrawn, will be purchased. However, due to the proration provisions described in this Offer to Purchase, we may not purchase all of the Notes tendered at or below the Purchase Price if more than the aggregate principal amount of Notes that we seek to purchase are tendered at or below the Purchase Price. Notes not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the expiration of the Offer.

As of October 14, 2009, the $65,000,000 aggregate principal amount of our Notes that we are offering to purchase pursuant to the Offer (the “Offer Amount”) represents approximately 82.7% of the total aggregate outstanding principal amount of the Notes.

In the event that the amount of Notes validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined herein) at or below the Purchase Price exceeds the Offer Amount, we will accept for payment the Notes that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000. We reserve the right, in our sole discretion, to purchase more than $65,000,000 aggregate principal amount of our Notes in the Offer and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $1,571,000 aggregate principal amount as of October 14, 2009) without amending or extending the Offer. See Section 3, “Terms of the Offer” and Section 4, “Amendment; Extension; Waiver; Termination.”

The CUSIP numbers for the Notes are: 717125 AA 6 and 717125 AC 2.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM PRINCIPAL AMOUNT OF NOTES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 10, “CONDITIONS OF THE OFFER.”

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, JMP SECURITIES LLC, THE DEALER MANAGER FOR THIS OFFER (THE “DEALER MANAGER”), GEORGESON INC., THE INFORMATION AGENT FOR THIS OFFER (THE “INFORMATION AGENT”), OR AMERICAN STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR NOTES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOUR NOTES SHOULD BE TENDERED. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 1, “PURPOSE OF THE OFFER; CERTAIN INFORMATION ABOUT THE COMPANY.”

The Dealer Manager for the Offer is:

JMP Securities

October 14, 2009

IMPORTANT

Any Holder desiring to tender Notes in the Offer must (i) in the case of a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee tender your Notes; (ii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to the Depositary. Only registered holders of Notes are entitled to tender such Notes (except as set forth in the Letter of Transmittal).  A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes so registered.  See Section 6, “Procedures for Tendering Notes.”

All tenders of Notes must be made before the Offer expires at 12:00 midnight, New York City time, on Wednesday, November 11, 2009 (unless the Offer is extended).

A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available, who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, or who cannot comply in a timely manner with the procedure for The Depository Trust Company (“DTC”) transfer described herein, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 6, “Procedures for Tendering Notes—Guaranteed Delivery.”

The Depositary and DTC have confirmed to us that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”).  Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See Section 6, “Procedures for Tendering Notes.”

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Notes in the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY

iii

REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

We are making the Offer to all Holders.  However, if we become aware of any jurisdiction in which the making of the Offer or the tender of Notes pursuant to the Offer to all Holders would not be in compliance with the laws of such jurisdiction, and after making a good faith effort we cannot comply with any such law, the Offer will not be made to the Holders residing in that jurisdiction. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in the affairs of the Company or any subsidiaries of the Company since the date hereof.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, bank or other nominee for assistance in connection with this Offer. To request additional copies of the Offer documents, please contact the Information Agent. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. Such reports and other information we file with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

iv

•

our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009, including certain information incorporated by reference therein from our definitive proxy statement for our 2009 Annual Meeting of Stockholders, filed with the SEC on April 21, 2009;

•

our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, filed with the SEC on May 6, 2009 and August 4, 2009, respectively; and

•

our current reports on Form 8-K, filed with the SEC on February 11, 2009, March 9, 2009, March 27, 2009, April 1, 2009, June 12, 2009, June 19, 2009 and June 25, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Available Information” or by contacting us at 300 Tice Boulevard, Woodcliff Lake, New Jersey  07677, Attention: Legal Department or by telephone at (201) 802-4000.  We will provide the documents incorporated by reference, without charge, upon written or oral request.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference contain “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about our business.  Words such as “expects,” “anticipates,” “intends,” “targets,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words, and similar expressions, are intended to identify such forward-looking statements.  There statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors.  Statements made in this Offer to Purchase other than statements of historical fact, including statements about any future purchases or redemptions of outstanding Notes, net gain resulting from any purchases of Notes, cash position, current and potential corporate partnerships, licenses and intellectual property, the adequacy of capital reserves, anticipated operating results and cash expenditures, financial and cash forecasts, future interest expenses and the nature of product pipelines, are forward-looking statements. As forward-looking statements, they are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Reference is made to discussions about risks that may affect us under the heading “Certain Significant Considerations” in this Offer to Purchase, and the section entitled “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We do not undertake any obligation to update forward-looking statements.

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TABLE OF CONTENTS

Page

SUMMARY TERM SHEET
THE OFFER

1.

Purpose of the Offer; Certain Information about the Company.

6

2.

Description of the Notes.

6

3.

Terms of the Offer.

8

4.

Amendment; Extension; Waiver; Termination.

10

5.

Certain Significant Considerations.

11

6.

Procedures for Tendering Notes.

12

7.

Withdrawal of Tenders.

16

8.

Acceptance of Notes for Payment; Accrual of Interest.

17

9.

Source and Amount of Funds.

19

10.

Conditions of the Offer.

19

11.

Certain U.S. Federal Income Tax Considerations.

21

12.

Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Notes.  25

13.

Market and Trading Information.

26

14.

The Dealer Manager, Information Agent and Depositary.

27

15.

Solicitation.

28

16.

Certain Legal Matters; Regulatory Approvals.

28

17.

Fees and Expenses.

28

18.

Miscellaneous.

28

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer.

Who is offering to purchase my Notes?

Par Pharmaceutical Companies, Inc., the issuer of the 2.875% Senior Subordinated Convertible Notes due 2010, is offering to purchase the Notes.

What is the purpose of the Offer?

We are making the Offer in order to reduce the principal amount of our outstanding indebtedness. Furthermore, we believe that the Offer provides an opportunity to Holders to gain liquidity with respect to the Notes that such Holders may not otherwise have. We also believe that purchasing the Notes in the Offer is an effective use of our cash resources at this time and that subsequent to the Offer, we will have sufficient cash to meet our near-term operating requirements. See Section 1, “Purpose of the Offer; Certain Information about the Company.”

What principal amount of the total issue of Notes is being purchased?

We are offering to purchase for cash up to $65,000,000 aggregate principal amount of our outstanding Notes (representing approximately 82.7% of the aggregate outstanding principal amount of the Notes as of October 14, 2009), or such lesser amount of Notes as are validly tendered and not properly withdrawn. See Section 3, “Terms of the Offer.”

In accordance with the rules of the SEC, we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $1,571,000 aggregate principal amount as of October 14, 2009) without amending or extending the Offer.

What will be the purchase price for my Notes?

We are conducting the Offer through a procedure commonly called a “Modified Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Notes. We are offering to purchase the Notes for cash at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $990.00 nor less than $982.50 per $1,000 principal amount (the “Price Range”). We will select the lowest purchase price that will allow us to purchase $65,000,000 aggregate principal amount of our outstanding Notes or such lesser amount of Notes as are validly tendered and not properly withdrawn. We will pay the Purchase Price in cash, plus accrued and unpaid interest thereon up to, but not including, the date on which we purchase your Notes. We will purchase all Notes at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any Notes tendered at a price above the Purchase Price selected by us. See Section 3, “Terms of the Offer.”

How do I set my purchase price?

In order to select the purchase price at which you wish to sell your Notes, you must indicate the price within the specified range (in multiples of $0.50 per $1,000 principal amount) at which you wish to tender your Notes in the section of the Letter of Transmittal captioned “Description of Notes Tendered — Price at Which Notes Are Being Tendered” (if you hold the Notes in physical form) or by instructing the registered holder of your Notes (if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee). Alternatively, if you wish to maximize the chance that we will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the Purchase Price selected by us in the Offer. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the Purchase Price paid for Notes in the Offer and could result in your Notes being purchased at the minimum price of $982.50 per $1,000 principal amount. See Section 6, “Procedures for Tendering Notes.”

What if not enough Notes are tendered?

The Offer is not conditioned on any minimum number of Notes being tendered. If less than the aggregate principal amount of Notes that we are seeking to purchase is validly tendered, all Notes tendered will be accepted and the highest Purchase Price selected by a tendering Holder will be paid to all tendering Holders. See Section 3, “Terms of the Offer” and Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

What if more Notes are tendered than the Offer Amount?

In the event that the amount of Notes validly tendered on or prior to the Expiration Date (as defined below) at or below the Purchase Price exceeds the aggregate principal amount of Notes we are seeking to purchase, then we will accept for payment the Notes that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000. See Section 3, “Terms of the Offer” and Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

You may select which of your tendered Notes you would like purchased first in the event of such a pro rata acceptance of tendered Notes by indicating such preference in the section of the Letter of Transmittal captioned “Description of Notes Tendered” (if you hold the Notes in physical form) or by instructing the registered holder of your Notes (if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee).

When does this Offer expire?

The Offer expires at 12:00 midnight, New York City time, on Wednesday, November 11, 2009, unless the Offer is extended. We refer to this date in this Offer to Purchase as the “Expiration Date,” unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the Offer. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes, we can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. See Section 4, “Amendment; Extension; Waiver; Termination.” We can terminate the Offer under certain circumstances. See Section 10, “Conditions of the Offer.”

How will I be notified if you extend the Offer?

If we extend the Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date of the Offer. See Section 4, “Amendment; Extension; Waiver; Termination.”

When will I get paid?

Payments will be made promptly following the Expiration Date of the Offer. See Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

How will you pay for my Notes?

We will use cash on hand to pay for the Notes purchased in the Offer. See Section 9, “Source and Amount of Funds.”

Are there any conditions of the Offer?

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Offer.”

How do I tender my Notes?

The manner in which you may validly tender your Notes will depend on the manner in which you hold such Notes:

•

if your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee effect the tender of those Notes that you wish to tender in the Offer; or

•

if you hold physical certificates evidencing Notes, you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary.

A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, or who cannot comply in a timely manner with the procedure for DTC transfer described herein, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 6, “Procedures for Tendering Notes—Guaranteed Delivery.”

Only registered Holders are entitled to tender such Notes. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes in the Offer. See Section 6, “Procedures for Tendering Notes,” and Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

If I change my mind, can I withdraw my tender of Notes?

Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In general, you need only notify the Depositary for the Offer on or prior to the Expiration Date, in writing (unless such Notes were tendered by DTC transfer), of your intention to withdraw Notes previously tendered. However, if you tender Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee regarding withdrawal. You may also withdraw your Notes at any time after 12:00 midnight on Monday, December 14, 2009, if we have not yet accepted for payment the Notes that you have tendered in the Offer.

Please read the procedures detailed in Section 7, “Withdrawal of Tenders,” in this Offer to Purchase. No consideration shall be payable in respect of Notes so withdrawn.

What if I do not want to tender my Notes?

Notes not tendered and purchased pursuant to the Offer will remain outstanding. As a result of the consummation of the Offer, the aggregate principal amount of Notes that remains outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture (as defined herein) governing the Notes, will remain unchanged. No amendment to the Indenture is being sought. See Section 5, “Certain Significant Considerations.”

Has the Board of Directors approved the Offer?

Yes, our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the price or prices at which you may choose to tender your Notes.

What are the material tax consequences of tendering my Notes?

The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax advisors as to the specific federal, state, local and foreign income, franchise, personal property any other tax consequences to you of tendering the Notes pursuant to the Offer. See Section 11, “Certain U.S. Federal Income Tax Considerations.”

Who is the Dealer Manager?

JMP Securities LLC is serving as Dealer Manager in connection with the Offer. The address and telephone numbers for the Dealer Manager are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Information Agent and Depositary.”

Who is the Depositary?

American Stock Transfer & Trust Company is serving as Depositary in connection with the Offer. The addresses and telephone numbers for the Depositary are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Information Agent and Depositary.”

Who is the Information Agent?

Georgeson Inc. is serving as Information Agent in connection with the Offer. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Information Agent and Depositary.”

THE OFFER

1.

Purpose of the Offer; Certain Information about the Company.

Purpose of the Offer. We are making the Offer in order to reduce the principal amount of our outstanding indebtedness. Furthermore, we believe that the Offer provides an opportunity to Holders to gain liquidity with respect to the Notes that such Holders may not otherwise have.  We also believe that purchasing the Notes in the Offer is an effective use of our cash resources at this time and that subsequent to the Offer we will have sufficient cash to meet our near-term operating requirements. We have no commitments to consummate any acquisition or other extraordinary transaction (other than the Offer) at this time. Any Notes that we accept for payment will be canceled. We will use funds from cash on hand to consummate the Offer. See Section 3, “Terms of the Offer.”

Certain Information about the Company. We are in the business of developing, manufacturing and distributing generic and branded drugs in the United States.  Par Pharmaceutical Companies, Inc. was originally incorporated in the State of New Jersey with the name Pharmaceutical Resources, Inc. in 1991.  In 2003, we reincorporated in the State of Delaware and in 2004 we changed the name of the company to Par Pharmaceutical Companies, Inc.  Our common stock, $0.01 par value (“Common Stock”), trades on the New York Stock Exchange under the symbol “PRX.” Our principal executive offices are located at 300 Tice Boulevard, Woodcliff Lake, New Jersey  07677, and our phone number is (201) 802-4000. Our Internet home page is located at http://www.parpharm.com; however, the information in, or that can be accessed through, our website is not part of this Offer to Purchase. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on or through our Internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. See “Available Information” and “Incorporation of Documents by Reference.”

As of October 13, 2009, we had approximately $217,550,000 in cash, and assuming that we use $64,350,000 to consummate the Offer, our cash balance estimated as of that date would be approximately $153,200,000.

2.

Description of the Notes.

The following description of the Notes and any other descriptions of the Notes contained in this Offer to Purchase are qualified in their entirety by reference to the Indenture, dated as of September 30, 2003, between the Company and American Stock Transfer & Trust Company, as Trustee, which was filed on December 24, 2003 as an exhibit to our Registration Statement on Form S-3 (File No. 333-111567), and the First Supplemental Indenture, dated as of March 31, 2006, between the Company and American Stock Transfer & Trust Company, as Trustee (collectively, the “Indenture”), which was filed as an exhibit to our Current Report on Form 8-K, dated March 31, 2006.

The Notes were issued pursuant to the Indenture.  The terms of the Notes are as stated in the Indenture and as made a part of the Indenture by reference to the Trust Indenture Act of 1939.  The Notes are subject to all such terms and the Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a statement thereof.  Copies of the Indenture are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

In September 2003, we entered into a purchase agreement with initial purchasers relating to the private placement of $160,000,000 aggregate principal amount of the Notes. We granted the initial purchasers a 30-day option to purchase up to an additional $40,000,000 principal amount of the Notes, which the purchasers elected to exercise in full in September 2003. We received approximately $177,945,000 in net proceeds, after deducting underwriting costs and the net payment for the call options that we purchased and the warrants that we sold concurrently with the sale of the Notes to mitigate the potential  dilution from conversion of the convertible notes.  The Notes are due on September 30, 2010 and bear interest at a rate of 2.875% per annum, payable on March 30 and September 30 of each year until the Notes are repaid, converted, redeemed or repurchased.

The Notes are our general, unsecured obligations and rank equally in right of payment with all future unsecured, unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness that we may incur. The Notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

We have no right to redeem the Notes.  Subject to certain exceptions, Holders may require us to repurchase some or all of their Notes if a “Fundamental Change” (as defined in the Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest up to, but excluding, the repurchase date. Holders of the Notes have the right to convert the Notes into our Common Stock under the following circumstances:

•

any time after the sale price of our Common Stock for at least 20 trading days in any 30 consecutive trading day period is equal to or greater than 110% of the conversion price in effect on that 30th trading day (currently $88.76 per share) (referred to as the “Stock Price Condition”);

•

during the five consecutive trading day period following any 10 consecutive trading day period in which (i) the price of a Note for each day of such period was less than 105% of the conversion value and (ii) the conversion value for each day of such period was less than 90% of the principal amount of a Note (the “price of a Note” on any date of determination is the average secondary market bid quotation obtained by the Trustee for $5,000,000 principal amount of Notes or, if such bids cannot be obtained, the conversion rate then in effect, multiplied by the sales price of our Common Stock; the “conversion value” is equal to the conversion rate then in effect multiplied by the sale price of our Common Stock) (referred to as the “Note Price Conditions”);

•

during any period in which, if the Notes have been rated by either Moody's Investors Service, Inc. or Standard & Poor's Rating Group subsequent to their issuance, the credit rating assigned to the Notes by either rating agency is downgraded by two or more rating levels, suspended or withdrawn; provided that the Notes are not currently rated and we have no obligation to have the Notes rated; or

•

during prescribed periods upon the occurrence of any of the following corporate transactions:

•

we distribute to all holders of our Common Stock certain rights entitling them to purchase, for a period of 60 calendar days or less, Common Stock at a price less than the sale price of the Common Stock on the trading day immediately preceding the announcement of such distribution;

•

we distribute to all holders of our Common Stock, cash or other assets, debt securities or rights to purchase our securities, which distribution (together with all other distributions covered by this clause not triggering a conversion right during the then preceding 12 months) has a per share value exceeding 5% of the sale price of our Common Stock on the trading day immediately preceding the declaration date for the distribution; or

•

a “Fundamental Change” (as defined in the Indenture) occurs.

Upon becoming convertible, the conversion price of the Notes would be $88.76 per share, equal to a conversion rate of 11.2660 shares per $1,000 principal amount of Notes, subject to adjustments for stock dividends, stock splits, and other similar events as set forth in the Indenture.  However, upon a conversion of Notes following satisfaction of the Note Price Conditions, but before satisfaction of the Stock Price Condition, a converting Holder is entitled to receive the lesser of (i) the principal amount of the Notes being converted divided by $1,000 and multiplied by the conversion rate then in effect and (ii) the principal amount of the Notes being converted divided by the sale price of our Common Stock.  Pursuant to the First Supplemental Indenture, we agreed to satisfy 100% of our conversion obligation with respect to the original principal amount of the Notes in cash only.  We retain the right, however, to elect to satisfy any and all conversion obligations in excess of the original principal amount of the Notes converted in cash or shares of our Common Stock or a combination of both.

During the 60-day period preceding the date of this Offer, the Company purchased an aggregate of $3,500,000 principal amount of Notes. The purchases were accomplished in two transactions of $978.75 per $1,000 principal amount.  The Notes purchased during such 60-day period were cancelled by the Trustee pursuant to the terms of the Indenture.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged by the Offer. No amendment to the Indenture is being sought in connection with the Offer.

3.

Terms of the Offer.

Offer and Purchase Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash up to $65,000,000 aggregate principal amount of our outstanding Notes at a price not greater than $990.00 nor less than $982.50 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase.

The CUSIP numbers for the Notes are: 717125 AA 6 and 717125 AC 2.

Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for Notes validly tendered and not properly withdrawn from the Offer, taking into account the total amount of Notes tendered and the prices specified by tendering Holders. We will select the lowest purchase price that will allow us to purchase $65,000,000 aggregate principal amount of our outstanding Notes or such lesser amount of Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $990.00 nor less than $982.50 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase. All Notes acquired in the Offer will be acquired at the same purchase price, including those Notes tendered at a price lower than the Purchase Price. Only Notes validly tendered at prices at or below the Purchase Price selected by us, and not properly withdrawn, will be purchased. However, due to the proration provisions described below, we may not purchase all of the Notes tendered at or below the Purchase Price if more than the aggregate principal amount of Notes that we seek to purchase are tendered at or below the Purchase Price. Notes not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the expiration of the Offer.

As of October 14, 2009, the $65,000,000 aggregate principal amount of our Notes that we are offering to purchase pursuant to the Offer represents approximately 82.7% of the total aggregate outstanding principal amount of the Notes. The aggregate principal amount of Notes outstanding as of October 14, 2009 was approximately $78,551,000.

Proration. If the amount of Notes validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the Offer Amount, then we will accept for payment such Notes that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

Any principal amount of Notes tendered but not purchased pursuant to the Offer, including Notes tendered pursuant to the Offer at prices greater than the Purchase Price and Notes not purchased because of proration, will be returned to the tendering Holders at our expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated.

In the event that proration of tendered Notes is required, the Company or the Depositary will determine the final proration factor promptly after the Expiration Date. Although we do not expect to be able to announce the final results of such proration until approximately three business days after the Expiration Date, we will announce preliminary results of proration by press release promptly after the Expiration Date. Holders may obtain such preliminary proration information from the Information Agent. Exchange Act Rule 14e-1(c) requires that we pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of the Offer.

Conditions. The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction or waiver, on or prior to the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Offer.” If by the Expiration Date any or all of such conditions have not been satisfied, we reserve the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Notes validly tendered pursuant to that Offer.

Expiration of the Offer. The Offer will expire at 12:00 midnight, New York City time, on Wednesday, November 11, 2009, unless extended by us.

We expressly reserve the right, in our sole discretion, to purchase more than $65,000,000 aggregate principal amount of our Notes in the Offer, and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $1,571,000 aggregate principal amount as of October 14, 2009) without amending or extending the Offer. However, if we purchase an additional amount of Notes in excess of 2% of the aggregate principal amount outstanding, we will amend and extend the Offer in compliance with applicable law. See Section 4, “Amendment; Extension; Waiver; Termination.”

4.

Amendment; Extension; Waiver; Termination.

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date, regardless of whether or not any of the events set forth in Section 10, “Conditions of the Offer” shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer; (b) extend the Offer; or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described under Section 10, “Conditions of the Offer.” Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for payment by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is increased or decreased, the Offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to Holders, by press release or otherwise; provided that if we purchase an additional amount of Notes not exceeding 2% of the outstanding principal amount of our Notes (approximately $1,571,000 aggregate principal amount as of October 14, 2009), this will not be deemed a material change to the terms of the Offer pursuant to Exchange Act Rule 13e-4(f)(1)(ii) and we will not be required to amend or extend the Offer.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the PR Newswire or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for payment of (whether before or after any Notes have been accepted for payment pursuant to the Offer), or the payment for, Notes subject to the Offer is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay payment for Notes which we have accepted for payment pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

5.

Certain Significant Considerations.

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender Notes pursuant to the Offer.

Position of the Company Concerning the Offer. Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the purchase price or purchase prices at which you may choose to tender your Notes. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender and the purchase price or purchase prices at which your Notes should be tendered. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.

Cancellation of Indebtedness Income to the Company. The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. federal and state income tax purposes to the Company to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased.  We may also be subject to state and local tax liability in connection with the purchase of the Notes.

Limited Trading Market; Effects of the Offer on the Market for Notes. The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. To the extent that Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be adversely affected to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer. To the extent that a market continues to exist for such Notes, the Notes may trade at discounts compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

Conditions to the Consummation of the Offer and Related Risks. Each of the conditions of the Offer is described in more detail in Section 10, “Conditions of the Offer.” There can be no assurance that such conditions will be met, or that in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Purchase of Notes following Consummation of the Offer. We may purchase or repay any Notes not tendered in the Offer on terms that could be more favorable to Holders than the terms of the Offer. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for other securities of the Company, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer. We also reserve the right to repay any Notes not tendered in the Offer at maturity. In addition, Holders may, under circumstances provided for in the Indenture, require us to repurchase some or all of their Notes if a “Fundamental Change” (as defined in the Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (and additional amounts, if any) to the repurchase date.  If we repurchase Notes that are not tendered in the Offer on terms that are more favorable than the terms of the Offer, those Holders that decided not to participate in the Offer would be better off than those that participated in the Offer.

Treatment of Notes Not Tendered in the Offer. Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged. No amendment to the Indenture is being sought in connection with the Offer.

Notes that remain outstanding after the Offer are not redeemable by us under the Indenture.  Therefore, there can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

6.

Procedures for Tendering Notes.

Proper Tender of Notes. For Notes held through a broker, dealer, commercial bank, trust company or other nominee to be validly tendered pursuant to the Offer, the Depositary must receive confirmation of receipt of such Notes from DTC pursuant to the DTC transfer procedures outlined below on or prior to the Expiration Date. For Notes held in certificated form, the certificates evidencing such Notes together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase. The tender of Notes pursuant to the Offer and pursuant to one of these procedures (subject to the right to withdraw tendered Notes set forth in Section 7, “Withdrawal of Tenders”) will constitute a binding agreement between the tendering Holder and the Company with respect to the Offer upon subsequent acceptance of such tender by us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal regardless of whether such tendering Holder is required to complete and submit a Letter of Transmittal.

Except as provided below in the section “Guaranteed Delivery,” unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and deemed not validly tendered.

Specification of Purchase Price. Holders desiring to tender their certificated Notes in the Offer can indicate the price within the specified range (in multiples of $0.50 per $1,000 principal amount) at which they wish to tender their Notes in the section of the Letter of Transmittal captioned “Description of Notes Tendered—Price at Which Notes Are Being Tendered.” If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you must communicate your acceptance and submit a price within the Price Range that you wish to tender such Notes through your nominee to DTC, as discussed below.

Alternatively, if you wish to maximize the chance that we will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the Purchase Price selected by us in the Offer. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the Purchase Price paid for Notes in the Offer and could result in your Notes being purchased at the minimum price of $982.50 per $1,000 principal amount. A Holder may tender different portions of the principal amount of such Holder’s Notes at different prices; however, a Holder may not specify prices for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes held by such Holder. In other words, the same Notes cannot be tendered at more than one price. To tender Notes validly, only one price within the Price Range (or no price) can be specified in the appropriate section in the Letter of Transmittal or by your broker, dealer, commercial bank, trust company or other nominee.

Tender of Notes Held Through DTC. The Depositary and DTC have confirmed to us that the Offer is eligible for transfer through DTC’s ATOP procedures. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Depositary in order to validly tender their Notes.

The Depositary will establish and maintain one or more accounts with respect to the Notes at DTC promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the Notes may make delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with the ATOP procedures for such transfer. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary which states that DTC has received an express acknowledgment from the DTC participant (i) tendering Notes which are held through DTC, and (ii) acknowledging that such DTC participant has received and agrees to be bound by the terms of the Offer, as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant. The Depositary’s confirmation of an Agent’s Message, and transfer of Notes into the Depositary’s account at DTC, form a “Book-Entry Confirmation” pursuant to the ATOP procedures.

Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer should contact such registered Holder promptly and instruct such registered Holder to tender Notes on such beneficial owner’s behalf through the ATOP procedures.

If a beneficial owner wishes to tender Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name. The transfer of record ownership may take considerable time.

Tender of Notes Held in Physical Form. In order to validly tender Notes held in physical form pursuant to the Offer, Holders must return a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, along with the certificates representing such Notes and any other documents required by the Letter of Transmittal, to the Depositary at its address set forth on the back cover of this Offer to Purchase, and the Depositary must receive such documents on or prior to 12:00 midnight, New York City time, on Wednesday, November 11, 2009.

Letters of Transmittal and Notes must be sent to the Depositary. Letters of Transmittal and Notes sent to the Company, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed validly tendered by the Holder thereof.

The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to the Expiration Date. No alternative, conditional or contingent tenders of Notes will be accepted.

Signature Guarantees. No signature guarantee is required if the Notes tendered are tendered and delivered (a) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes with respect to Notes so registered. See Instruction 1 of the Letter of Transmittal.

Guaranteed Delivery. If a Holder desires to tender Notes pursuant to the Offer and (a) certificates representing such Notes are not immediately available, (b) time will not permit such Holder’s Letter of Transmittal, Notes certificates and any other required documents to reach the Depositary on or prior to the Expiration Date, or (c) the procedures for DTC transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is received by the Depositary and accepted by us on or prior to the Expiration Date as provided below; and (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery must be delivered to the Depositary by hand, mail, overnight courier or by facsimile transmission and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Effect of the Agent’s Message or Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or, in the case of a DTC transfer, by the transmission of an Agent’s Message), a tendering Holder (a) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to such Notes (including without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to participate in any redemption or defeasance of the Notes or to be entitled to any of the benefits under the Indenture, and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Notes for transfer on the security register for the Notes, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have the rights to, or control over, funds from the Company, except as agent of the Company, for the Purchase Price for any Notes tendered pursuant to the Offer that are purchased by us), all in accordance with the terms of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us. We reserve the right to reject any or all tenders of any Notes determined by us not to be in proper form or if the acceptance of or payment for such Notes may, based on the advice of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive or amend any condition to the Offer that we are legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition to the Offer is waived with respect to any particular Holder, the same condition will be waived with respect to all Holders. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) may be challenged only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

Compliance with “Short Tendering” Rule. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Offer under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Exchange Act Rule 14e-4 and (b) the tender of such Notes complies with Rule 14e-4. Our acceptance for payment of the Notes tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer.

7.

Withdrawal of Tenders.

A tender of Notes pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by us pursuant to the Offer, may be withdrawn at any time after 12:00 midnight, New York City time, on Monday, December 14, 2009, but no consideration shall be payable in respect of Notes so withdrawn. Except as otherwise provided in this Offer to Purchase, tenders of Notes pursuant to the Offer are irrevocable.

After the Expiration Date, if, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Notes) or we are unable to accept for payment or pay for the Notes tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must either, (i) for Notes tendered by means of a Letter of Transmittal, (a) specify the name of the person who tendered the Notes to be withdrawn, (b) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by DTC transfer) and the aggregate principal amount represented by such Notes, and (c) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the Holder withdrawing the tender has succeeded to the beneficial ownership of the Notes, or (ii) for Notes tendered through DTC, be in the form of a request for withdrawal message from DTC. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release is not effected by the Depositary.

Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in Section 6, “Procedures for Tendering Notes,” at any time on or prior to the Expiration Date.

Any Notes that have been tendered pursuant to the Offer but that are not purchased will be returned to the Holder thereof at our expense promptly following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any Notes being purchased thereunder.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us.

None of the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8.

Acceptance of Notes for Payment; Accrual of Interest.

Acceptance of Notes for Payment. Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on or prior to the Expiration Date, we will accept for payment, and thereby purchase, all Notes validly tendered and not properly withdrawn at or below the Purchase Price pursuant to the Offer (subject to the proration provisions set forth below).

If the amount of Notes validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the Offer Amount, then we will accept for payment such Notes that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among such validly tendered Notes. In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

We will be deemed to have accepted for payment pursuant to the Offer and thereby have purchased, validly tendered Notes when we give written notice to the Depositary of our acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit of the Purchase Price for the tendered Notes with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

We expressly reserve the right, in our sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See Section 10, “Conditions of the Offer.” In all cases, payment by the Depositary to Holders of Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a DTC transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 6, “Procedures for Tendering Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.

If the Offer is terminated or withdrawn, or the Notes subject to the Offer are not accepted for payment, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason, including Notes tendered pursuant to the Offer at prices greater than the Purchase Price and Notes not purchased because of proration, or because certificates are submitted evidencing more Notes than are tendered in the Offer, the Notes not purchased will be returned at our expense, to the tendering Holder (or, in the case of Notes tendered by DTC transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by us pursuant to the Offer. Holders who tender their Notes through their broker, dealer, commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.

Accrual of Interest. Holders who tender Notes and whose Notes are accepted for payment pursuant to the Offer will receive a cash payment of accrued but unpaid interest on such Notes up to, but not including, the date of purchase. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

9.

Source and Amount of Funds.

The maximum amount of funds required by us to purchase the Notes pursuant to the Offer is estimated to be approximately $64,350,000 plus approximately $218,000 in accrued interest. We expect to fund our purchase of Notes hereunder from cash on hand. See Section 1, “Purpose of the Offer; Certain Information about the Company.”

10.

Conditions of the Offer.

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) our rights to extend and/or amend the Offer, we shall not be required to accept for purchase or pay for Notes validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Exchange Act Rule 14e-1(c), and may terminate the Offer if, in our reasonable judgment, any of the following events has occurred (or is determined by us to have occurred):

•

there has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that:

•

challenges or seeks to make illegal, or to delay or otherwise to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Notes pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the Notes pursuant to the Offer;

•

there has been any action threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could:

•

make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise materially restrict or prohibit consummation of the Offer;

•

materially delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer; or

•

materially and adversely arffect our business, condition (financial or otherwise), income, operations or prospects;

•

there has occurred any of the following:

•

any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market for more than 24 hours;

•

the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of a war, armed hostilities or other international or national calamity on or after October 14, 2009, including, but not limited to, an act of terrorism;

•

any material escalation of any war or armed hostilities which had commenced prior to October 14, 2009;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Notes or in our Common Stock; or

•

in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our shares of our Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•

we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before October 14, 2009);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 14, 2009, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of our outstanding Common Stock;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of our Common Stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.

The foregoing conditions are for our sole benefit, and the failure of any such condition to be satisfied prior to the Expiration Date may be asserted by us regardless of the circumstances giving rise to any such failure (other than circumstances within our direct control) and any such failure may be waived by us in whole or in part at any time and from time to time prior to the Expiration Date in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. To the extent that we waive a condition with respect to one tender of Notes, we will waive that condition for all tenders. Any determination by us concerning the events described above may be challenged only in a court of competent jurisdiction. A non-appealable decision with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons. All conditions will be satisfied or waived on or prior to the Expiration Date.

11.

Certain U.S. Federal Income Tax Considerations.

The following is a general summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the sale of Notes to us pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not a complete description of all the tax consequences of a sale pursuant to the Offer and, in particular, may not address U.S. federal income tax considerations applicable to persons subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, persons who hold their Notes as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, controlled foreign corporations, passive foreign investment companies, partnership or other pass-through entities (and persons holding Notes through a partnership or other pass-through entity), United States expatriates or former long term residents, and tax-exempt entities). This discussion assumes that persons hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary also does not address tax consequences to persons as a result of the use of a “functional currency” that is not the U.S. dollar. In addition, this summary does not discuss any aspect of state, local, foreign or other tax laws that may be applicable to any person, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Notes, and persons who are partners in partnerships holding Notes, should consult their own tax advisors regarding the tax consequences of the Offer.

As used herein, a “U.S. Holder” is a beneficial owner of a Note that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, a state therein or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined under section 7701(a)(30) of the Code, have authority to control all the trust’s substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

Treatment of U.S. Holders

Sale of the Notes. The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash for Notes pursuant to the Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the amount of cash received for the Note (other than the cash attributable to accrued interest, which will be treated as a payment of interest for U.S. federal income tax purposes to the extent not previously included in income, unless amortized against bond premium) and such holder’s adjusted tax basis in such Notes. A U.S. Holder’s adjusted tax basis for a Note is generally the price such holder paid for the Note, increased by any market discount through the date of disposition previously included in such holder’s income and reduced (but not below zero) by any amortized bond premium. Except as provided below under the caption “Market Discount,” any gain or loss recognized on a tender of a Note will generally give rise to capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of the sale. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long term capital gains. The deductibility of capital losses is subject to limitations.

Market Discount. A U.S. Holder who has acquired a Note with market discount will generally be required to treat all or a portion of the gain, if any, on a tender of the Note as ordinary income to the extent of the market discount accrued while the Note was held by such U.S. Holder through the date of disposition, less any accrued market discount income previously reported as ordinary income. Subject to a de minimis exception, a Note generally has market discount if it was purchased after its original issuance for an amount less than its principal amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method. U.S. Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.

Interest. Amounts received by a U.S. Holder in respect of interest on the Notes, including any amounts attributable to accrued interest that have not been reflected in the U.S. Holder’s adjusted tax basis in the Notes, will generally be taxable as ordinary income (unless amortized against bond premium) regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the Offer. Bond premium is the excess of the price at which a U.S. Holder purchases a Note over the principal amount of the Note, which the U.S. Holder may elect to amortize against interest payable on the Note based on a constant yield to maturity, except to the extent that the bond premium is attributable to the conversion feature of the Note.

Information Reporting and Backup Withholding. Information reporting requirements will generally apply to Notes tendered in the Offer. U.S. federal income tax law requires that each tendering U.S. Holder provide the Depositary with such holder’s correct taxpayer identification number (“TIN”), which in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. If the Depositary is not provided with the correct TIN or an adequate basis for exemption, each non-exempt tendering holder may be subject to a backup withholding tax imposed on such U.S. Holder’s gross proceeds (including the portion attributable to accrued interest) from the Offer. To prevent backup withholding, each tendering U.S. Holder should complete the Substitute Form W-9 attached to the Letter of Transmittal, and provide such holder’s correct TIN and certain other information under penalties of perjury or an adequate basis for exemption. Backup withholding tax is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld under the backup withholding rules. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained by a U.S. Holder by timely filing the appropriate claim for refund with the Internal Revenue Service.

Treatment of Non-U.S. Holders

Sale of the Notes. The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. A Non-U.S. Holder who receives cash in exchange for the Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest, if any) and (ii) the Non-U.S. Holder’s adjusted tax basis in the Notes. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain recognized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:

•

in the case of gain recognized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

•

the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty with the United States applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder); or

•

the Company is or has been a U.S. real property holding corporation during the applicable statutory period and certain other conditions are met.  We believe that we are not, and have not been, a U.S. real property holding corporation, and therefore this exception is not applicable.

If the exception in the first bullet point above applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its United States-source capital gains exceed its United States-source capital losses. If the exception in the second bullet point above applies, the Non-U.S. Holder will generally be required to pay United States federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. In addition, corporate holders may be subject to an additional 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty.

Interest. To the extent a Non-U.S. Holder receives amounts attributable to accrued interest, such payments of interest on the Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States will not be subject to U.S. federal income tax or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership or a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (3) our paying agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8IMY) establishing that the Non-U.S. Holder is not a United States person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax as described in the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate on payments of interest, unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8BEN or unless the interest is effectively connected with the conduct of a trade or business within the United States. If amounts attributable to accrued interest are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest on a net-income basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise; however, the 30% withholding tax described above will not apply if the U.S. Holder provides an appropriate certification on IRS Form W-8ECI or a suitable substitute form. A Non-U.S. Holder that is a foreign corporation may be subject to an additional 30% branch profits tax on its effectively connected interest, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Information Reporting and Backup Withholding. The payment of the gross proceeds from the sale of a Note pursuant to the exercise of the Offer (including the portion attributable to accrued interest) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder provides our paying agent with a properly completed applicable IRS Form W-8 certifying as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld under the backup withholding rules. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained by the Non-U.S. Holder by timely filing the appropriate claim for refund with the Internal Revenue Service.  When required, we will provide information statements reporting the payment of consideration to tendering Non-U.S. Holders to the Internal Revenue Service and to tax authorities in the Non-U.S. Holder’s country of residence.

Tax Treatment of Non-Tendering Holders

A Holder who does not tender Notes pursuant to the Offer will not recognize gain or loss for U.S. federal income tax purposes as a result of the Offer.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OR ANY OTHER CONSIDERATIONS OF THE SALE OF NOTES PURSUANT TO THE OFFER. THUS, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

12.

Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Notes.

The following is a list of the directors and executive officers of the Company:

Name	Position
Patrick G. LePore	Chairman, Chief Executive Officer and President
John D. Abernathy	Director
Peter S. Knight	Director
Ronald M. Nordmann	Director
Thomas Rice	Director
Joseph E. Smith	Director
Melvin Sharoky	Director
Lawrence A. Kenyon	Executive Vice President and Chief Financial Officer
Thomas J. Haughey	Executive Vice President, Chief Administration Officer, General Counsel and Secretary
Paul V. Campanelli	Executive Vice President
John A. MacPhee	Executive Vice President

The business address for each of our directors and executive officers is 300 Tice Boulevard, Woodcliff Lake, New Jersey  07677, and the business telephone number for each is (201) 802-4000.

To the knowledge of the Company, after inquiring with our executive officers and directors:

•

neither the Company, nor any of our executive officers, directors or affiliates, has any beneficial interest in the Notes;

•

the Company will not purchase any Notes from such persons; and

•

other than as described in the following sentence, no affiliate or associate or majority owned subsidiary of the Company, and no director or executive officer of any subsidiary of the Company, has engaged in any transactions in the Notes during the 60 days preceding the date of this Offer to Purchase.  During the 60-day period preceding the date of this Offer, the Company purchased an aggregate of $3,500,000 principal amount of Notes. The purchases were accomplished in two transactions of $978.75 per $1,000 principal amount.  The Notes purchased during such 60-day period were cancelled by the Trustee pursuant to the terms of the Indenture.

In connection with his services to the Company and its affiliates, each of our directors and executive officers is a party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving our Common Stock. Except as described herein, none of the Company or, to our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

13.

Market and Trading Information.

The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. Certain institutions and securities dealers do provide quotations for and engage in transactions in the Notes. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Notes.

The Common Stock into which the Notes are contingently convertible (See Section 2, “Description of Notes”) is listed on the New York Stock Exchange (the “NYSE”), under the symbol “PRX.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices of our Common Stock as reported on the NYSE. We did not declare or pay cash dividends with respect to our Common Stock during any of the periods indicated below and do not expect to pay cash dividends on our Common Stock in the foreseeable future.

	High	Low
2007
First Quarter	$27.40	$23.11
Second Quarter	$29.46	$25.03
Third Quarter	$30.30	$18.56
Fourth Quarter	$24.32	$16.97
2008
First Quarter	$23.83	$15.71
Second Quarter	$18.75	$16.08
Third Quarter	$17.95	$12.56
Fourth Quarter	$13.41	$ 8.22
2009
First Quarter	$13.74	$ 9.19
Second Quarter	$14.82	$ 8.87
Third Quarter	$22.39	$14.58
Fourth Quarter (to date)	$22.00	$21.24

On October 13, 2009, the last reported sales price of our Common Stock on the NYSE was $21.71 per share. As of such date, there were approximately 34,800,000 shares of our Common Stock outstanding.

14.

The Dealer Manager, Information Agent and Depositary.

Dealer Manager. JMP Securities LLC is acting as the Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, JMP Securities LLC may contact Holders regarding the Offer and request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

We have agreed to pay the Dealer Manager a fee for its services as a Dealer Manager in connection with the Offer. In addition, we will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. We have agreed to indemnify the Dealer Manager against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as Dealer Manager.

From time to time, the Dealer Manager and its affiliates may trade our securities for its own account or for the accounts of its customers and, accordingly, may hold long or short positions in the Notes at any time.

The Depositary and the Information Agent. We  have retained American Stock Transfer & Trust Company to act as the Depositary, and Georgeson Inc. to act as the Information Agent, in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

We will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent at its address or telephone number on the back cover of this Offer to Purchase.

15.

Solicitation.

Directors, officers and employees of either the Company or its affiliates, the Information Agent or the Dealer Manager may contact Holders by messenger, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer to Purchase and related materials to beneficial owners of the Notes. Such directors, officers and employees will not be specifically compensated for providing such services.

16.

Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Notes as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition of Notes as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Notes tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Notes if any of the conditions in Section 10 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Notes tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Notes tendered. See Section 10, “Conditions of the Offer.”

17.

Fees and Expenses.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Notes by us pursuant to the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.

We will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. We will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.

18.

Miscellaneous.

We are making the Offer to all Holders.  We are not aware of any jurisdiction in which the making of the Offer or the tender of Notes pursuant to the Offer would not be in compliance with the laws of such jurisdiction.  If we become aware of any jurisdiction in which the making of the Offer or the tender of the Notes pursuant to the Offer would not be in compliance with applicable law, the Offer will not be made to the Holders residing in that jurisdiction.  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

PAR PHARMACEUTICAL COMPANIES, INC.

October 14, 2009

The Letter of Transmittal and certificates representing Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below. To confirm delivery of the Notes, Holders are directed to contact the Depositary. Holders submitting certificates representing Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Notes will not be accepted.

The Depositary for the Offer is:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038
By Facsimile (for Eligible Institutions only):
(718) 234-5001 Fax cover sheets should provide a call back phone number and request a call back, upon receipt. Confirm Receipt by Calling: (877) 248-6417 or (718) 921-8317

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson

199 Water Street, 26th Floor

New York, NY 10038

(866) 877-5360 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

The Dealer Manager for the Offer is:

JMP Securities

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Attention: Convertible Sales and Trading

Daniel White

Brian Sullivan

(415) 869-4460